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                                                                     Exhibit 4.5



                                    AMENDED
                   CERTIFICATE OF DESIGNATIONS, PREFERENCES
                            AND RIGHTS OF SERIES G
                        8% CONVERTIBLE PREFERRED STOCK
                                      OF
                                ImaginOn, Inc.
                           (a Delaware corporation)

_______________________________________________________________________________

     ImaginOn, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Company"):

     DOES HEREBY CERTIFY:

     1. No shares of the Series G 8% Convertible Preferred Stock of ImaginOn, Inc. have been issued or are outstanding.

     2. The following resolution has been adopted by the board of directors of the Company in accordance with Section 151(g) of the Delaware General Corporation Law for the purpose of amending the Company's Certificate of Designations, Preferences and Rights of Series G 8% Convertible Preferred Stock, as amended to date. The resolution setting forth the proposed amendment is as follows:

     RESOLVED, that the Certificate of Designations, Preferences and Rights of Series G 8% Convertible Preferred Stock be amended by replacing Section 5(c)(i) of the Company's Certificate of Designations, Preferences and Rights of Series G 8% Convertible Preferred Stock with the following:

               (c)(i) The conversion price for each share of Preferred Stock in effect on any Conversion Date (the "Conversion Price") shall be determined
                                         ----------------
     as follows: the Conversion Price shall equal the lower of $0.60, or 80% of the Market Price on the Conversion Date (the "Initial Conversion Price");
                                                   ------------------------
     provided, however, that in no event shall the Conversion Price be less than $0.10 (the "Minimum Conversion Price"). The "Market Price" shall be
                                                   ------------
     defined as the average of the closing bid prices of the Company's Common Stock over the immediately preceding five (5) consecutive Trading Days as reported by Nasdaq SmallCap Market on the Conversion Date. Notwithstanding the foregoing, if the Company is obligated to pay damages pursuant to
     Section 2(c)(i) of the Registration Rights Agreement and fails to pay any such amount within five (5) days of its due date, the Conversion Price shall immediately and automatically be adjusted to $0.25, if lower than the Conversion Price.

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     IN WITNESS WHEREOF, ImaginOn, Inc. has caused this certificate to be signed by its duly authorized officer this the 17th Day of October, 2000.


                                         ImaginOn, Inc.


                                         /s/ David Schwartz
                                         ---------------------------------------
                                         David Schwartz, Chief Executive Officer

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